Exhibit 99.1

 CROSSTEX UPDATES GUIDANCE FOR 2005; DISTRIBUTABLE CASH FLOW FOR 2005 UNAFFECTED

DALLAS, Oct. 6 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) announced that, due to the significant improvement in natural gas liquids prices since the date it had signed its agreement to buy El Paso Corporation's South Louisiana midstream assets, the financial derivatives (puts) the Partnership purchased at the time of signing the agreement have incurred a significant decline in value.

As part of the overall risk management plan related to the acquisition of the El Paso assets, the Partnership acquired puts, or rights to sell a portion of the liquids from the plants at a fixed price over a two-year period beginning January 1, 2006. Because the underlying volumes relate to assets which are not yet owned by Crosstex, the puts do not qualify for hedge accounting and will be marked to market through the Partnership's consolidated statement of operations. The amount of the mark to market adjustment to be recorded in the third quarter is currently expected to exceed $11 million. This amount will not affect Distributable Cash Flow for the year ended December 31, 2005.

"Based on our acquisition modeling, each $0.10 increase in average liquids prices improves operating cash flow from the South Louisiana assets by approximately $9 million annually," said Barry E. Davis, President and Chief Executive Officer. "Current liquids prices are averaging more than $0.20 per gallon higher than the strike prices of the puts. This rise is what decreases the value of the put option."

"This acquisition secures our position as one of the largest midstream providers in the Gulf Coast area and is a great fit with our business strategy," continued Davis. "These assets will provide a solid platform for organic growth as we participate in the growing development of deepwater reserves in the Gulf of Mexico."

The Partnership will amortize the put cost into Distributable Cash Flow over the two-year period the puts are in effect for calendar years 2006 and 2007. The Partnership expects the net impact of the puts on Distributable Cash Flow will be largely offset by cash flows from the sales of surplus equipment after the close of the acquisition.

Due to the unpredictability of the potential fluctuations in the put valuation until closing, when hedge accounting can be applied to the put valuation, the Partnership is withdrawing its guidance on net income for 2005. The Partnership will resume guidance on net income in 2006. The Partnership's Distributable Cash Flow guidance remains in place at $49.1 million to $55.5 million for 2005, and depending on the date of the close of the El Paso acquisition, Distributable Cash Flow is expected to increase for the portion of the year the assets are owned.

Crosstex also announced that it had received the final $5.4 million installment on the sale of its Plaquemine II Plant. Therefore, it will reflect a gain on the sale of that facility in the third quarter of $8.0 million in the consolidated statement of operations. This gain was included in prior guidance on net income. The receipt of $5.4 million will be reflected in Distributable Cash Flow in the quarter ended September 30, 2005.

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About the Crosstex Energy Companies

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 Bcf/day of natural gas.

Crosstex Energy, Inc. (Nasdaq: XTXI) owns the general partner, a 49 percent limited partner interest in and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP.

This press release contains forward-looking statements identified by the use of words such as "projected", "expect" and "guidance", including statements regarding the amount of the put impairment and the distributable cash flow guidance. These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact: Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer

Phone: (214) 953-9500

CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
Web site:  http://www.crosstexenergy.com /